                  [PULASKI FINANCIAL CORP. LOGO APPEARS HERE]


             PULASKI FINANCIAL REPORTS STRONG CORE BANKING RESULTS,
                 LARGELY OFFSET BY INCREASED LOAN LOSS PROVISION

     o Loans receivable increase 5% during quarter on growth in commercial real estate and commercial and industrial loans

     o Core deposits increase 8% during quarter on growth in retail checking account balances

     o Net interest income up 11% for quarter on strong growth in average loans and core deposits

     o   Mortgage revenues up 40% for quarter on widened gross sales margins

     o Provision for loan losses totals $4.7 million for quarter versus net charge-offs of $1.8 million resulting in reserve build of $2.9 million and ratio of allowance to total loans of 1.35%

     o Diluted EPS is $0.06 for quarter compared with $0.27 for last year's quarter

     o Bank maintains "well-capitalized" regulatory status including 7.65% Tier 1 leverage capital ratio and 10.26% total risk-based capital ratio at December 31, 2008


ST. LOUIS, January 20, 2009 -- Pulaski Financial Corp. (Nasdaq Global Select:
PULB) today announced net income for the first fiscal quarter ended December 31, 2008 of $566,000, or $0.06 per diluted share, compared with net income of $2.7 million, or $0.27 per diluted share, for the same quarter a year ago. Results for the 2008 quarter were negatively impacted by a $4.7 million provision for loan losses, which included a $1.2 million provision related to one restructured commercial loan.

Gary Douglass, President and Chief Executive Officer commented, "It is likely that the December 2008 quarter will go down as one of the worst quarters in history for U.S. banks in terms of reported net losses. These record losses were driven largely by significantly increased loan loss provisions necessitated by an ever-worsening economy. While we believe that we have prudently underwritten our loan portfolio, we are not immune to the negative impact that the economy has had on our borrowers as we also recorded a substantially higher provision for loan losses this quarter. However, unlike many other banks, a significant portion of the increased provision over the amount recorded in our September 2008 quarter was isolated to a single commercial credit that continues to perform under its restructured terms, and we continued to operate profitably while numerous other banks reported large net losses. We were able to accomplish this on the strength of the core operating results of our three major divisions, commercial, retail and mortgage, which delivered meaningful growth in average loans, core deposits, net interest income and mortgage revenues during the quarter."

NET INTEREST INCOME INCREASES ON STRONG CORE DEPOSIT AND COMMERCIAL LOAN GROWTH

Net interest income rose $912,000, or 11%, to $9.1 million for the first quarter of fiscal 2009 compared with $8.2 million for the same period a year ago. Results for the quarter were driven by growth in the average balance of loans receivable, which increased $127.4 million to $1.12 billion compared with the same period a year ago. Commercial real estate and commercial and industrial loans accounted for substantially all of this growth.

The net interest margin was 2.96% for the three months ended December 31, 2008 compared with 3.04% for the quarter ended September 30, 2008 and 3.02% for the comparable quarter a year ago. The Company's net interest margin was negatively impacted during the quarter by the rapid decline in market interest rates. While the Company saw a decline in interest rates on its prime adjusting commercial and home equity loans and on its short-term wholesale borrowings, interest rates paid on its retail deposits did not fall as quickly due to strong competition for deposits. However, the continued maturity of prime-adjusting loans and fixed-rate deposits coupled with improved pricing on new commercial loan originations should benefit the Company's net interest margin in future periods.

Growth in core deposits, which have traditionally been the Company's lowest-cost funding source, continues to be one of the Company's primary strategic objectives. This strategy has yielded continued success as core deposits, which include checking, money market and passbook accounts, rose 8%, or $35.8 million, from September 30, 2008 to $465.9 million at December 31, 2008. Non-interest bearing deposits increased $30.5 million, or 40%, during the quarter to $106.9 million. The Company's newest banking locations in Richmond Heights, Clayton, and downtown St. Louis, all of which opened in 2007, had combined deposits totaling $86.2 million at December 31, 2008. This growth was well ahead of management's projections. Also contributing to the Company's overall deposit growth was an increase in CDARS time deposits, which offer the bank's customers the ability to receive FDIC insurance on deposits up to $50 million. CDARS deposits increased $22.9 million from September 30, 2008 to $146.9 million at December 31, 2008.

Douglass observed, "We have been successful in growing our core deposits by offering convenient products at reasonable rates, and by capitalizing on our strong reputation and high level of customer service. We continue to resist the temptation to `chase deposits' and have not pursued the irrational pricing strategies offered by many banks in our market area as the result of fierce competition for deposits. Pulaski Bank remains a source of strength within the St. Louis community and, as local depositors have become increasingly concerned over the safety of their deposits, we have benefited from our reputation for quality and conservatism."

CONTINUED GROWTH IN MORTGAGE REVENUES BOLSTERS NON-INTEREST INCOME

Non-interest income rose 11% to $3.3 million for the quarter compared with $3.0 million in the same period last year due primarily to strong growth in mortgage revenues. Mortgage revenues rose 40% to $1.5 million for the quarter ended December 31, 2008 compared with $1.1 million for the comparable period last year, while the volume of loans sold declined 10% to $255.5 million in the December 2008 quarter compared with $284.0 million in last year's quarter.

The increased mortgage revenues resulted from higher gross sales margins and improved operating efficiency during the quarter.

Douglass noted, "We were pleased with yet another quarter of growth in our mortgage revenues. This operation has been a consistent source of revenue in this difficult economic environment. However, our first fiscal quarter results did not fully benefit from the impact of the increased mortgage loan application volume we began to see in late November, which approached record levels. Our mortgage loan closings in December 2008 were $157 million, which represented a 146% increase over our November 2008 volume. In addition, we had $304.7 million of mortgage loan applications in process at December 31, 2008 compared with $152.4 million at September 30, 2008 and $131.7 million at December 31, 2007. We are optimistic that we will reap the benefits of this increased mortgage lending activity in our second fiscal quarter and, assuming mortgage interest rates remain low, through the remainder of fiscal 2009."

NON-INTEREST EXPENSE

Total non-interest expense increased $593,000, or 9%, to $6.9 million for the quarter ended December 31, 2008 compared with $6.3 million for the same period a year ago, due to a $321,000 increase in compensation expense in the current quarter and the absence of gains on derivative financial instruments of $122,000 that were recognized as a recovery in the quarter ended December 31, 2007. The increase in compensation expense was mainly the result of decreased loan origination volume during the quarter resulting in a lower level of such expense that was capitalized as loan origination costs. The Company also began to experience benefits from a more disciplined line-item budget accountability process, which resulted in lower advertising, professional services and postage, document delivery and office supplies expense.

ASSET QUALITY

Non-performing loans increased $21.7 million during the quarter to $42.4 million at December 31, 2008, primarily as the result of a $16.2 million increase in troubled debt restructurings. The increase in troubled debt restructurings was due to management's decision to proactively modify loan repayment terms with borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the bank's recoveries on these loans. The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans. Many of these borrowers were current at the time of the modification and show strong intent and ability to repay their obligations under the modified terms. At December 31, 2008, $20.8 million, or 92%, of the total restructured loans were performing as agreed under the modified terms of the loans.

While these modifications were generally targeted at residential mortgage loan customers, the Company also restructured a $7.8 million commercial real estate loan made to a St. Louis-based customer, which was collateralized by a strip shopping center in Naples, Florida. The Company's lending practices generally limit lending outside of its two primary market areas, St. Louis and Kansas City. However, management has had a long, successful relationship with this borrower. While the borrower had been paid current under the previous loan terms and remains current under the restructured terms, management determined it was necessary to temporarily reduce the interest rate and defer principal payments while the borrower attempts to secure additional tenants in the property. However, after considering the values of the borrower's personal guarantees and the underlying collateral, the Company recorded a $1.2 million provision for loan loss related to this loan during the December 2008 quarter.

Douglass commented, "Substantially all of our residential borrowers live in the St. Louis and Kansas City communities that we serve. We are working with many of our troubled borrowers to help them manage through this difficult economic period. The level of loans we restructured during the quarter was unprecedented. However, we feel the current economy warrants proactive measures and we believe these steps will help stave off foreclosures, maximize the bank's recoveries on these loans and ultimately allow more families to remain in their homes while we work through this severe economic downturn."

Also contributing to the rise in non-performing assets was a $5.5 million increase in loans past due 90 days or more. The balance of such loans at December 31, 2008 included $9.2 million in first mortgage loans past due, $4.1 million in second mortgage and home equity loans past due and $6.3 million in commercial loans past due. The ratio of the allowance for loan losses to non-performing loans declined to 37.0% at December 31, 2008 compared with 61.8% at September 30, 2008 as the result of the significant increase in non-performing loans. Management believes the decline in this coverage ratio is appropriate due to a change in the mix of non-performing loans during the quarter, specifically increased troubled debt restructurings that were performing under their restructured terms and residential first mortgage loans. At December 31, 2008, 46% of total non-performing loans were residential first mortgage loans, which carry a lower level of inherent risk than other types of loans in the Company's portfolio, especially compared to second mortgage loans and home equity lines of credit where the Company often does not own or service the first mortgage loan.

The provision for loan losses for the three months ended December 31, 2008 was $4.7 million compared with $2.8 million for the quarter ended September 30, 2008 and $1.0 million for the same quarter a year ago. The provision in the current-year period included the addition of $1.4 million in specific reserves related to two loans collateralized by commercial real estate. The increased provision was due to the increase in the level of non-performing loans, net charge-offs and growth in performing commercial loans, which carry a higher level of inherent risk than residential loans. The ratio of the allowance for loan losses to total loans increased to 1.35% at December 31, 2008 compared with 1.16% at September 30, 2008.

Net charge-offs for the quarter ended December 31, 2008 totaled $1.8 million, or 0.64% of average loans on an annualized basis, compared with $2.0 million, or 0.73% of average loans on an annualized basis, for the quarter ended September 30, 2008 and $302,000, or 0.12% of average loans on an annualized basis, for the December 2007 quarter. Net charge-offs in the December 2008 quarter included $666,000 in residential first mortgages, $471,000 in residential second mortgages and $598,000 in home equity loans.

Real estate acquired in settlement of loans declined to $2.6 million at December 31, 2008 compared with $3.5 million at September 30, 2008. Real estate foreclosure losses and expense was $342,000 for the quarter ended December 31, 2008 compared with $870,000 for the quarter ended September 30, 2008 and $229,000 for the same quarter last year. Real estate foreclosure losses and expense include realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.

OUTLOOK

Douglass commented, "Our focus for 2009 will continue to be on providing valuable community banking services and products to our customers. We will work with our troubled borrowers and manage our asset quality to help control the level of our credit-related costs. We will insist on appropriate market rates on loan renewals and new loan originations while resisting the irrational deposit pricing mentality that exists in today's market as we continue to concentrate on improving our net interest margin. We believe the in-process implementation of our cost management culture, which measures spending productivity and insists on line-item budget accountability from our managers, will help us improve our operating efficiency."

Douglass continued, "We believe 2009 will likely be another challenging year for the entire banking industry. As credit losses increase in financial institutions across the nation, we realize that, despite our conservative underwriting practices, we are not immune to the negative impact that the economy has had on our borrowers. We are diligently watching to see how the various government initiatives will curtail the length and depth of the current economic recession and the national mortgage crisis, including the current oversupply of housing and the resulting declines in property values. However, based upon the expectation of continued strong operating performance in our three major divisions that resulted in meaningful growth in commercial loans, core deposits, net interest income and mortgage revenues during the December quarter, we are optimistic about our core operating results for the balance of 2009. This performance capability should be further enhanced by our ability to leverage the capital infusion from the U.S. Treasury we received on January 16, 2009. And finally, with the Federal Reserve's actions taken in November 2008 to lower mortgage interest rates, which have resulted in a sharp increase in refinance activity, we are optimistic that the increased volume we saw in December will continue and will benefit our mortgage revenues for the balance of fiscal 2009."

CONFERENCE CALL TOMORROW

Pulaski Financial's management will discuss first quarter results and other developments tomorrow, January 21, during a conference call beginning at 11 a.m. EST (10 a.m. CST). The call also will be simultaneously webcast and archived for three months at:http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.
Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay until February 4, 2009 at 800-642-1687 or 706-645-9291.

ABOUT PULASKI FINANCIAL

Pulaski Financial Corp., operating in its 87th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the St. Louis metropolitan area. The Company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2008 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

                                                        PULASKI FINANCIAL CORP.
                                              UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                              (UNAUDITED)

SELECTED BALANCE SHEET DATA                                DECEMBER 31,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                  2008                 2008
                                                         --------------         ------------
Total assets                                              $ 1,363,158          $ 1,304,150
Loans receivable, net                                       1,141,329            1,088,737
Allowance for loan losses                                      15,664               12,762
Loans held for sale, net                                       79,302               71,966
Investment securities (includes equity securities)              4,641                  733
FHLB stock                                                      9,861               10,896
Mortgage-backed & related securities                           27,067               25,925
Cash and cash equivalents                                      23,918               29,078
Deposits                                                    1,001,935              915,311
Federal Reserve borrowings                                    143,000               40,000
FHLB advances                                                  96,400              210,600
Subordinated debentures                                        19,589               19,589
Stockholders' equity                                           82,453               82,361
Book value per share                                            $8.05                $8.06

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                 3.66%                1.88%
Nonperforming assets as a percent of total assets               3.31%                1.87%
Allowance for loan losses as a percent of total loans           1.35%                1.16%
Allowance for loan losses as a percent of nonperforming loans  36.97%               61.76%

                                                                  THREE MONTHS
SELECTED OPERATING DATA                                         ENDED DECEMBER 31,
                                                        -----------------------------------
(DOLLARS IN THOUSANDS)                                       2008                 2007
                                                         -------------         ------------
Interest income                                           $    16,835          $    19,370
Interest expense                                                7,721               11,169
                                                         -------------         ------------

    Net interest income                                         9,114                8,201
Provision for loan losses                                       4,692                1,032
                                                         -------------         ------------

    Net interest income after provision for loan losses         4,422                7,169
                                                         -------------         ------------

Retail banking fees                                               967                1,028
Mortgage revenues                                               1,550                1,108
Investment brokerage revenues                                     261                  215
Gain on sale of securities                                        243                   54
Other                                                             293                  574
                                                         -------------         ------------
    Total non-interest income                                   3,314                2,979
                                                         -------------         ------------

Compensation expense                                            3,342                3,021
Occupancy, equipment and data processing expense                1,781                1,597
Advertising                                                       286                  340
Professional services                                             261                  283
Real estate foreclosure losses and expenses, net                  342                  229
Gain on derivative financial instruments                            -                 (122)
FDIC deposit insurance premium                                    199                  233
Other                                                             662                  700
                                                         -------------         ------------
    Total non-interest expense                                  6,873                6,281
                                                         -------------         ------------

Income before income taxes                                        863                3,867
Income tax expense                                                297                1,135
                                                         -------------         ------------
    Net income                                            $       566          $     2,732
                                                         =============         ============

ANNUALIZED PERFORMANCE RATIOS
Return on average assets                                        0.17%                0.94%
Return on average equity                                        2.66%               12.88%
Interest rate spread                                            2.74%                2.65%
Net interest margin                                             2.96%                3.02%

SHARE DATA
Weighted average shares outstanding - basic                10,114,506            9,780,132
Weighted average shares outstanding - diluted              10,274,626           10,186,789
Basic earnings per share                                  $      0.06          $      0.28
Diluted earnings per share                                $      0.06          $      0.27
Dividends per share                                       $     0.095          $     0.090


                                                        PULASKI FINANCIAL CORP.
                                        UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued
                                                              (UNAUDITED)

LOANS RECEIVABLE                                         DECEMBER 31,         SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                      2008                  2008
                                                        --------------         ------------
Real estate mortgage:
  Residential first mortgages                             $   265,876           $  253,132
  Residential second mortgages                                 82,439               86,349
  Multi-family residential                                     31,631               32,547
  Commercial real estate                                      281,217              261,166
                                                         -------------         ------------
       Total real estate mortgage                             661,163              633,194
                                                         -------------         ------------

Real estate construction and development:
  One to four family residential                               32,082               34,511
  Multi-family residential                                      9,789                9,607
  Commercial real estate                                       62,309               55,264
                                                         -------------         ------------
       Total real estate construction and development         104,180               99,382
                                                         -------------         ------------

Commercial & Industrial loans                                 154,581              137,688
Equity line of credit                                         229,461              225,357
Consumer and installment                                        6,712                6,896
                                                         -------------         ------------
                                                            1,156,097            1,102,517
                                                         -------------         ------------
Add (less):
  Deferred loan costs                                           5,242                5,205
  Loans in process                                             (4,346)              (6,223)
  Allowance for loan losses                                   (15,664)             (12,762)
                                                         -------------         ------------
                                                              (14,768)             (13,780)
                                                         -------------         ------------
       Total                                              $ 1,141,329           $1,088,737
                                                         =============         ============

Weighted average rate at end of period                           5.34%                6.02%
                                                         =============         ============


                                                          DECEMBER 31, 2008      SEPTEMBER 30, 2008
                                                        ----------------------  --------------------
                                                                      WEIGHTED             WEIGHTED
                                                                      AVERAGE              AVERAGE
DEPOSITS                                                              INTEREST             INTEREST
(DOLLARS IN THOUSANDS)                                      BALANCE     RATE      BALANCE    RATE
                                                        --------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                          $    106,929   0.00%   $    76,404  0.00%
   Interest-bearing checking                                  206,143   1.71%       178,698  2.51%
   Money market                                               127,856   0.92%       149,141  2.12%
   Passbook savings accounts                                   24,963   0.19%        25,829  0.32%
                                                        --------------         ------------
        Total demand deposit accounts                         465,891   1.02%       430,072  1.80%
                                                        --------------         ------------

Certificates of Deposit: (1)
    $100,000 or less                                          302,611   2.94%       264,245  3.32%
    Greater than $100,000                                     233,433   3.37%       220,994  3.52%
                                                        --------------         ------------
        Total certificates of deposit                         536,044   3.13%       485,239  3.41%
                                                        --------------         ------------
         Total deposits                                  $  1,001,935   2.15%   $   915,311  2.65%
                                                        ==============         ============

(1) Includes brokered deposits                           $    152,630   3.53%   $   128,937  3.85%
                                                        ==============         ============

                                                        PULASKI FINANCIAL CORP.
                                          NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                                              (UNAUDITED)

NONPERFORMING ASSETS                                     DECEMBER 31,          SEPTEMBER 30,
(IN THOUSANDS)                                               2008                  2008
                                                        --------------         ------------
Non-accrual loans:
    Residential real estate first mortgages               $     4,330           $    5,904
    Residential real estate second mortgages                      628                  752
    Commercial and multi-family                                 1,514                1,125
    Real estate-construction and development                    1,089                  133
    Commercial and industrial                                   3,119                  341
    Home equity                                                 3,028                1,695
    Other                                                         223                  160
                                                        --------------         ------------
        Total non-accrual loans                                13,931               10,110
                                                        --------------         ------------

Accruing loans past due 90 days or more:
    Residential real estate first mortgages                     4,909                2,543
    Residential real estate second mortgages                        -                    -
    Commercial and multi-family                                     -                  231
    Real estate-construction and development                      557                    -
    Home equity                                                   436                1,468
    Other                                                           -                    7
                                                        --------------         ------------
        Total accruing loans past due 90 days or more           5,902                4,249
                                                        --------------         ------------

Troubled debt restructured:
  Current:
    Residential real estate first mortgages                     9,480                3,801
    Residential real estate second mortgages                    1,156                  659
    Commercial and multi-family                                 7,897                    -
    Commercial and industrial                                   1,361                  537
    Home equity                                                   903                    -
                                                        --------------         ------------
        Total current restructured loans                       20,797                4,997
                                                        --------------         ------------
  Past due:
    Residential real estate first mortgages                       652                1,184
    Residential real estate second mortgages                       12                   11
    Commercial and industrial                                   1,020                    -
    Home equity                                                    55                  112
                                                        --------------         ------------
        Total past due restructured loans                       1,739                1,307
                                                        --------------         ------------
        Total restructured loans                               22,536                6,304
                                                        --------------         ------------
        Total non-performing loans                             42,369               20,663
                                                        --------------         ------------
Real estate acquired in settlement of loans:
    Residential real estate                                     2,505                3,519
    Commercial real estate                                        104                    -
                                                        --------------         ------------
        Total real estate acquired in settlement of loans       2,609                3,519
                                                        --------------         ------------
Other nonperforming assets                                         92                  237
                                                        --------------         ------------
        Total non-performing assets                       $    45,070           $   24,419
                                                        ==============         ============


                                                                   THREE MONTHS
                                                                ENDED DECEMBER 31,
ALLOWANCE FOR LOAN LOSSES                               -----------------------------------
(IN THOUSANDS)                                               2008                  2007
                                                        --------------         ------------

 Allowance for loan losses,  beginning of period         $     12,762           $   10,421
 Provision charged to expense                                   4,692                1,032
 Loans charged off, net:
     Residential real estate first mortgages                     (666)                (101)
     Residential real estate second mortgages                    (471)                (134)
     Commercial and multi-family                                   14                    -
     Real estate-construction and development                      (8)                   -
     Commercial and industrial                                    (24)                   -
     Home equity                                                 (598)                 (21)
     Other                                                        (37)                 (46)
                                                        --------------         ------------
             Total loans charged off, net                      (1,790)                (302)
                                                        --------------         ------------
            Allowance for loan losses, end of period     $     15,664           $   11,151
                                                        ==============         ============

                                                     PULASKI FINANCIAL CORP.
                                                     AVERAGE BALANCE SHEETS
                                                           (UNAUDITED)


                                                                                   THREE MONTHS ENDED
                                                     -------------------------------------------------------------------------------
                                                             DECEMBER 31, 2008                            DECEMBER 31, 2007
                                                     -----------------------------------         -----------------------------------
(DOLLARS IN THOUSANDS)                                             INTEREST   AVERAGE                           INTEREST    AVERAGE
                                                        AVERAGE      AND      YIELD/               AVERAGE        AND       YIELD/
                                                        BALANCE    DIVIDENDS   COST                BALANCE     DIVIDENDS     COST
                                                     -----------------------------------         -----------------------------------
Interest-earning assets:
    Loans receivable                                   $ 1,121,838  $15,685    5.59%              $   994,423   $   18,215   7.33%
    Loans available for sale                                50,739      666    5.25%                   51,511          727   5.64%
    Other interest-earning assets                           57,223      483    3.38%                   39,313          428   4.35%
                                                     -----------------------                     --------------------------
        Total interest-earning assets                    1,229,800   16,834    5.48%                1,085,247       19,370   7.14%
                                                                   ---------                                  -------------
Noninterest-earning assets                                  83,458                                     76,327
                                                     --------------                              -------------
        Total assets                                   $ 1,313,258                                $ 1,161,574
                                                     ==============                              =============

Interest-bearing liabilities:
    Deposits                                           $   872,969  $ 6,123    2.81%              $   762,448   $    8,202   4.30%
    Borrowed money                                         254,592    1,598    2.51%                  233,572        2,967   5.08%
                                                     -----------------------                     --------------------------
        Total interest-bearing liabilities               1,127,561    7,721    2.74%                  996,020       11,169   4.49%
                                                                   ---------                                  -------------
Noninterest-bearing deposits                                87,028                                     59,688
Noninterest-bearing liabilities                             13,520                                     21,018
Stockholders' equity                                        85,149                                     84,848
                                                     --------------                              -------------
        Total liabilities and stockholders' equity     $ 1,313,258                                $ 1,161,574
                                                     ==============                              =============
Net interest income                                                 $ 9,113                                     $    8,201
                                                                   =========                                  =============
Interest rate spread                                                           2.74%                                         2.65%
Net interest margin                                                            2.96%                                         3.02%



FOR ADDITIONAL INFORMATION CONTACT:
Ramsey Hamadi
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3825